Exhibit 5.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

March 7, 2007

CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039

CIT Group Inc.
$1,000,000,000 Floating Rate Notes due March 12, 2009
$500,000,000 Floating Rate Senior Notes due March 12, 2009
$1,000,000,000 Floating Rate Notes due March 12, 2010

Ladies and Gentlemen:

                    We have acted as counsel to CIT Group Inc., a Delaware corporation (the “Company”), in connection with the purchase and sale of (i) $1,000,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due March 12, 2009 (the “2-yr Floating Rate Notes”), (ii) $500,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due March 12, 2009 (the “2-yr FFO Floating Rate Notes”) and (iii) $1,000,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due March 12, 2010 (the “3-yr Floating Rate Notes” and, collectively with the 2-yr Floating Rate Notes and the 2-yr FFO Floating Rate Notes, the “Notes”) pursuant to the Terms Agreement, dated as of March 7, 2007 (the “Terms Agreement”), among the Company and each of the underwriters named on the signature pages thereto, and subject to the terms and conditions of a Global Selling Agency Agreement, dated January 20, 2006, among the Company and the Agents named on the signature pages thereto (the “Agency Agreement”). The Notes are being issued pursuant to the Indenture, dated as of January 20, 2006 (the “Base Indenture”), between the Company and The Bank of New York, as successor trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of February 13, 2007 (the “First Supplemental Indenture”, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

                    In that connection, we have reviewed originals or copies of the following documents:

(a)	The Terms Agreement.

(b)	The Agency Agreement.

(c)	The Indenture.

(d)	The forms of global Notes.

(e)	The certificate of incorporation and by-laws of the Company, as amended through July 28, 2005 and July 22, 2003, respectively.

(f)

The registration statement on Form S-3 (File No. 333-131159) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on January 20, 2006 and post-effective amendment no. 1 thereto (the “Post-Effective Amendment No. 1”) filed by the Company and CIT Group Funding Company of Canada under the Securities Act with the Commission on October 24, 2006 (such registration statement, as so amended, including information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, being hereinafter collectively referred to as the “Registration Statement”).

(g)

The prospectus dated January 19, 2006, with respect to the offering from time to time of the Company’s securities (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the Company’s Medium-Term Note Program, Series A, dated January 20, 2006 (the “Prospectus Supplement”), and the pricing supplement relating to the Notes, dated March 7, 2007 (the “Pricing Supplement”) (the Base Prospectus, as supplemented by the Prospectus Supplement and the Pricing Supplement, in the forms filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”).

(h)

Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

                     In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company; that the Indenture is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms. We also have assumed that the execution, delivery and performance by the Company of the Indenture will not (a) contravene the certificate of incorporation or bylaws of the Company, (b) violate any law, rule or regulation applicable to the Company or (c) result in any conflict with or breach of any agreement or document binding on the Company.

                     Our opinions set forth below are limited to the law of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

                    Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.

The Indenture has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.

The Notes have been duly authorized by the Company, and when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Agency Agreement and the Terms Agreement, the Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

          The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

          We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

MJS/SK/JHS